Exhibit 99.1

NEWS RELEASE
Contacts: Geoff Banta, EVP & CFO AMERISAFE, Inc. 337-463-9052

Ken Dennard, Managing Partner
FOR IMMEDIATE RELEASE	Karen Roan, Sr.VP
DRG&E / 713-529-6600

AMERISAFE ANNOUNCES 2007 FOURTH QUARTER

AND YEAR-END RESULTS

Fourth Quarter Highlights:

•	Net Income up 32.6%

•	Combined Ratio of 73.0%

•	Return on Average Equity of 33.1%

DeRidder, LA – February 27, 2008—AMERISAFE, Inc. (Nasdaq: AMSF), a specialty writer of high hazard workers’ compensation insurance, today announced results for the fourth quarter and year ended December 31, 2007.

Net income in the fourth quarter was $18.6 million compared to net income of $14.0 million in the 2006 fourth quarter, an increase of 32.6%. Pre-tax income for the fourth quarter of 2007 included realized capital gains of $20,000 and $9.5 million of favorable prior year loss development. Pre-tax income for the fourth quarter of 2006 included realized capital gains of $4.8 million and $2.2 million of favorable prior year loss development. Net investment income increased to $7.9 million in the fourth quarter from $7.3 million for the same period last year, an increase of 9.3%. The Company’s return on average equity for the 2007 fourth quarter was 33.1% compared to 31.6% for the same period in 2006.

Gross premiums written in the fourth quarter of 2007 were $61.8 million, a decrease of 19.2% compared to $76.6 million in the fourth quarter of 2006. The decrease was primarily a result of lower 2007 endorsements and audit premium, when compared to 2006, which the Company attributes to reduced business activity among its insured employers. Fourth quarter revenues totaled $82.4 million, a 14.6% decrease compared to revenues of $96.5 million in the prior year period.

Net income for 2007 was $50.2 million compared to $37.4 million for 2006, an increase of 34.4%. In 2007 on a pre-tax basis, the Company recorded $9.5 million of favorable prior year loss development, income of $3.7 million from reinsurance commutations, and $147,000 of realized capital gains. Pre-tax net income for 2006 included $2.2 million of favorable prior year loss development and realized capital gains of $7.4 million. Net investment income increased to $30.2 million for the year ended December 31, 2007 from $25.4 million in 2006, an increase of 19.0%. The Company’s return on average equity for the year was 24.1%, compared to 22.6% for 2006.

For the full year ended December 31, 2007, gross premiums written totaled $327.8 million, a 1.4% decrease from gross premiums written of $332.5 million for 2006. Revenues for 2007 totaled $338.3 million, a 1.7% increase over revenues of $332.7 million last year.

In the fourth quarter of 2007, diluted earnings per share allocable to common shareholders were $0.92 compared to $0.70 in the same period of 2006. Weighted average diluted shares outstanding for the fourth quarter of 2007 were 19,067,749 shares compared to 18,138,866 shares in the fourth quarter of 2006. For the full year 2007, diluted earnings per share allocable to common shareholders were $2.47 compared to $1.88 for 2006. Weighted average diluted shares outstanding for 2007 were 19,079,380 shares compared to 17,594,736 shares for 2006.

The net combined ratio for the fourth quarter of 2007 was 73.0% compared to 87.1% for the same period in 2006. Loss and loss adjustment expenses for the fourth quarter of 2007 were $37.9 million, or 51.0% of net premiums earned, compared to $49.5 million, or 58.7% of net premiums earned for the same period in 2006. Total underwriting expenses for the fourth quarter of 2007 were $17.7 million, or 23.8% of net premiums earned, compared to $18.5 million, or 22.0% of net premiums earned, for the fourth quarter 2006.

The net combined ratio for the full year 2007 was 85.9% compared to 92.4% for 2006. Loss and loss adjustment expenses for 2007 were $198.5 million, or 64.7% of net premiums earned, compared to $199.5 million, or 66.6% of net premiums earned for 2006. Total underwriting expenses were $65.5 million, or 21.3% of net premiums earned for 2007 compared to $71.3 million, or 23.8% of net premiums earned, for 2006. Underwriting expenses for 2007 were reduced by $3.7 million, or 1.2% of net premiums earned, as the result of the reinsurance commutations effected in the 2007 second and third quarters.

At year-end, the Company’s investment portfolio, including cash, exceeded $759 million, up $93.5 million from the end of 2006. Amounts recoverable from reinsurers at year-end were $76.9 million, a decrease of $32.7 million from December 31, 2006.

Commenting on these results, Allen Bradley, AMERISAFE’s Chairman, President and Chief Executive Officer, stated, “2007 was a record year for AMERISAFE. We continued to produce high quality business, and losses were significantly lower than expected. In addition, prior year loss development was favorable and our open claims inventory at the end of the year was the lowest in a decade.”

“As in 2007, the marketplace continues to be challenging. Lower loss costs have resulted in lower rates in a number of states. We are also experiencing increased competition as some market participants are pricing policies at levels that we do not believe adequately reflect the risk incurred. Compounding these issues is a noted decrease in business activity among our insureds, as measured by reported payrolls. We expect these market conditions to continue through 2008, which will put pressure on our gross premiums written, but we intend to continue to price our policies to earn an acceptable underwriting profit, as we have done in prior years.”

2008 Outlook

For the full year 2008, the Company currently expects to produce a combined ratio of 94% or lower and a return on average equity of 15% or greater. AMERISAFE calculates return on average equity by dividing net income by the average of shareholders’ equity plus redeemable preferred stock.

Conference Call Information

AMERISAFE has scheduled a conference call for Thursday, February 28, 2008, at 10:00 a.m. Eastern Time. To participate in the conference call dial 303-262-2137 at least 10 minutes before the call begins and ask for the AMERISAFE conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible through March 6, 2008. To access the replay, dial 303-590-3000 and use the pass code 11106963#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.amerisafe.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 60 days at http://www.amerisafe.com.

About AMERISAFE

AMERISAFE, Inc. is a specialty provider of workers’ compensation insurance focused on small to mid-sized employers engaged in hazardous industries, principally construction, trucking, logging, agriculture, oil and gas, maritime and sawmills. AMERISAFE actively markets workers’ compensation insurance in 30 states and the District of Columbia. The Company’s financial strength rating is “A-” (Excellent) by A.M. Best.

Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” anticipate,” “expect,” estimate,” or similar words are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding AMERISAFE’s plans and performance. These statements are based on management’s estimates, assumptions and projections as of the date of this release and are not guarantees of future performance. Actual results may differ materially from the results expressed or implied in these statements as the results of risks, uncertainties and other factors including, but not limited to, the factors set forth in the Company’s filings with the Securities and Exchange Commission, including AMERISAFE’s Annual Report on Form 10-K for the year ended December 31, 2006. AMERISAFE cautions you not to place undue reliance on the forward-looking statements contained in this release. AMERISAFE does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

- Tables to follow -

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Revenues:
Gross premiums written	$61,848	$76,571	$327,761	$332,491
Ceded premiums written	(5,003)	(5,881)	(20,215)	(19,950)

Net premiums written	$56,845	$70,690	$307,546	$312,541

Net premiums earned	$74,282	$84,331	$306,906	$299,303
Net investment income	7,926	7,251	30,208	25,383
Net realized gains on investments	20	4,808	147	7,389
Fee and other income	140	95	1,058	645

Total revenues	82,368	96,485	338,319	332,720

Expenses:
Loss and loss adjustment expenses incurred	37,908	49,495	198,531	199,484
Underwriting and other operating costs	17,675	18,549	65,515	71,288
Interest expense	881	917	3,545	3,496
Policyholder dividends	(1,330)	5,443	(367)	6,006

Total expenses	55,134	74,404	267,224	280,274

Income before taxes	27,234	22,081	71,095	52,446
Income tax expense	8,614	8,042	20,876	15,088

Net income	18,620	14,039	50,219	37,358

Preferred dividends	—	—	—	—

Net income available to common shareholders	$18,620	$14,039	$50,219	$37,358

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income (cont.)

(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Basic EPS:
Net income available to common shareholders	$18,620	$14,039	$50,219	$37,358

Portion allocable to common shareholders	94.0%	90.9%	94.0%	88.6%
Net income allocable to common shareholders	$17,505	$12,761	$47,211	$33,099

Basic weighted average common shares	18,790,876	18,046,929	18,767,210	17,579,829
Basic earnings per share	$0.93	$0.71	$2.52	$1.88

Diluted EPS:
Net income allocable to common shareholders	$17,505	$12,761	$47,211	$33,099

Diluted weighted average common shares:
Weighted average common shares	18,790,876	18,046,929	18,767,210	17,579,829
Stock options	265,260	79,285	294,988	—
Restricted stock	11,613	12,652	17,182	14,907

Diluted weighted average common shares	19,067,749	18,138,866	19,079,380	17,594,736

Diluted earnings per common share	$0.92	$0.70	$2.47	$1.88

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)

	December 31, 2007	December 31, 2006

	(unaudited)
Assets
Investments	$711,745	$638,780
Cash and cash equivalents	47,329	26,748
Amounts recoverable from reinsurers	76,915	109,603
Premiums receivable, net	152,150	144,384
Deferred income taxes	26,418	29,466
Deferred policy acquisition costs	18,414	18,486
Deferred charges	3,553	3,548
Other assets	25,329	23,131

	$1,061,853	$994,146

Liabilities, redeemable preferred stock and shareholders’ equity
Liabilities:
Reserves for loss and loss adjustment expenses	$537,403	$519,178
Unearned premiums	138,402	137,761
Insurance-related assessments	42,234	40,886
Subordinated debt securities	36,090	36,090
Other liabilities	74,154	76,447

Redeemable preferred stock	25,000	25,000
Total shareholders’ equity	208,570	158,784

Total liabilities, redeemable preferred stock and shareholders’ equity	$1,061,853	$994,146

AMERISAFE, INC. AND SUBSIDIARIES

Selected Insurance Ratios

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Current accident year loss ratio (1)	63.8%	61.3%	67.8%	67.3%
Prior accident year loss ratio (2)	(12.8)%	(2.6)%	(3.1)%	(0.7)%

Net loss ratio	51.0%	58.7%	64.7%	66.6%

Net underwriting expense ratio (3)	23.8%	22.0%	21.3%	23.8%
Net dividend ratio (4)	(1.8)%	6.4%	(0.1)%	2.0%
Net combined ratio (5)	73.0%	87.1%	85.9%	92.4%
Return on average equity (6)	33.1%	31.6%	24.1%	22.6%

(1)	The current accident year loss ratio is calculated by dividing loss and loss adjustment expenses incurred for the current accident year by the current year’s net premiums earned.
(2)	The prior accident year loss ratio is calculated by dividing the change in loss and loss adjustment expenses incurred for prior accident years by the current year’s net premiums earned.
(3)	The net underwriting expense ratio is calculated by dividing underwriting and certain other operating costs by the current year’s net premiums earned.
(4)	The net dividend ratio is calculated by dividing policyholder dividends by the current year’s net premiums earned.
(5)	The net combined ratio is the sum of the net loss ratio, the net underwriting expense ratio and the net dividend ratio.
(6)	Return on average equity is calculated by dividing the annualized net income by the average shareholders’ equity, including redeemable preferred stock for the applicable period.